Gladstone Capital Corporation Reports Financial Results for the Second Quarter Ended March 31, 2013

MCLEAN, Va., April 30, 2013 /PRNewswire/ -- Gladstone Capital Corporation (NASDAQ: GLAD) (the "Company") today announced earnings for its second quarter ended March 31, 2013. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

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Summary Information (dollars in thousands, except per share data) (unaudited):

	March 31, 2013	December 31, 2012	Change	% Change
For the Quarter Ended:
Total investment income	$8,424	$9,828	$(1,404)	(14.3)%
Total expenses	(4,014)	(4,969)	955	(19.2)
Net investment income	4,410	4,859	(449)	(9.2)
Net investment income per common share	0.21	0.23	(0.02)	(8.7)
Cash distribution per common share	0.21	0.21	—	—
Total realized gain (loss)	30	(3,048)	3,078	NM
Total unrealized (depreciation) appreciation	(7,203)	6,555	(13,758)	NM
Net (decrease) increase in net assets resulting from operations	(2,763)	8,366	(11,129)	NM
Weighted average yield on interest-bearing investments	11.6%	11.6%	—%	—
Total dollars invested	$9,008	$51,818	$(42,810)	(82.6)
Total dollars repaid	4,411	56,514	(52,103)	(92.2)
As of:
Total investments at fair value	$267,480	$270,513	$(3,033)	(1.1)
Fair value as a percent of cost	74.0%	75.8%	(1.8)%	(2.4)
Total net assets	$187,147	$192,520	$(5,373)	(2.8)
Net asset value per common share	8.91	9.17	(0.26)	(2.8)
Asset coverage ratio	300.7%	304.9%	(4.2)%	(1.4)
Number of portfolio companies	47	48	(1)	(2.1)

NM=Not Meaningful

Highlights for the Quarter: During the second quarter ended March 31, 2013, the following significant events occurred:

  Portfolio Activity: Invested an aggregate of $6.0 million in two new portfolio companies and an aggregate of $3.0 million in existing portfolio companies while receiving approximately $4.4 million in aggregate scheduled and unscheduled principal repayments from existing portfolio companies, including two early payoffs at par.
  Recurring Distributions:  Paid monthly cash distributions for each of January, February and March 2013 to common stockholders of $0.07 per common share and to preferred stockholders of $0.1484375 per preferred share for the Company's 7.125% Series 2016 Term Preferred Stock (the "Term Preferred Stock").

Second Quarter 2013 Results: Net Investment Income for the quarter ended March 31, 2013, was $4.4 million, or $0.21 per share, as compared to the prior quarter ended December 31, 2012 of $4.9 million, or $0.23 per share. This 9.2% decrease in Net Investment Income was due primarily to a decrease in investment income of $1.4 million, offset by a decrease in total operating expenses of $1.0 million. Investment income decreased in the three months ended March 31, 2013, as compared to the prior quarter, primarily due to a success fee of $1.1 million received in December 2012 related to an early payoff at par. There were no success fees earned in the quarter ended March 31, 2013. Operating expenses decreased in the three months ended March 31, 2013, as compared to the prior quarter, primarily due to an increase in the incentive fee credit, to ensure net investment income covers cash distributions, and also to a decrease in professional and other expenses related to receipt of reimbursable deal expenses in the current period.

Net (Decrease) Increase in Net Assets Resulting from Operations for the quarters ended March 31, 2013 and December 31, 2012 was $(2.7) million, or $(0.13) per share, and $8.4 million, or $0.40 per share, respectively. The quarter over quarter change is primarily due to a larger amount of net unrealized depreciation in the current quarter as compared to the prior quarter.

Subsequent Events: Subsequent to March 31, 2013, the following events occurred:

  Portfolio Activity:  Exited one of the Company's non-accrual investments for net proceeds of $0.5 million, which resulted in a realized loss of $2.9 million recorded in the quarter ending June 30, 2013.
  Revolving Line of Credit Extension:  Amended the Company's revolving line of credit to extend the maturity date to January 19, 2016.  The Company incurred fees of $0.7 million in connection with this amendment.  All other terms of the line of the credit remained generally unchanged.
  Distributions Declared:  Declared the following monthly cash distributions to stockholders:
Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
April 22, 2013	April 30, 2013	$0.07	$0.1484375
May 20, 2013	May 31, 2013	0.07	0.1484375
June 19, 2013	June 28, 2013	0.07	0.1484375
Total for the Quarter		$0.21	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, May 1, 2013, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for questions. A replay of the conference call will be available through June 3, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10026576. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through July 3, 2013.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. The Company has paid 115 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, the Company paid eight consecutive quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (www.sec.gov).

The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCapital.com. To obtain a paper copy, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended March 31, 2013, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893